Exhibit 3.2

             ALLEGHENY AND WESTERN RAILWAY COMPANY

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                            BY-LAWS
                   (as Restated May 10, 1996)

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                           ARTICLE I

                    MEETINGS OF STOCKHOLDERS

        Section 1.The annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting, shall be held on the fourth Thursday in May in each year either within or without the Commonwealth of Pennsylvania.

        Section 2.Special meetings of the stockholders may be called by the Board of Directors; and it shall be the duty of the Board of Directors to call a special meeting of the stockholders as soon as practicable whenever requested in writing by stockholders of record holding at least one-fifth of all the outstanding shares of the capital stock of the corporation.

        Section 3.The place, date and hour of each meeting of the stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be stated in the written notice of the meeting, unless all of the stockholders have agreed on such place, date and hour and have waived such notice.

        Section 4.The holders of a majority of the shares of the outstanding capital stock entitled by the Articles of Incorporation or by law to vote at such meeting, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

        Section 5.Every stockholder entitled by the Articles of Incorporation or by law to vote, shall have the right at every stockholders' meeting to one vote for each share of stock standing in his name on the books of the corporation.

        Section 6.The vote of a majority of the shares outstanding shall decide any question before a meeting of stockholders, except was otherwise required by law.

        Section 7.Any action which may be taken at a meeting of the stockholders may be taken without a meeting, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the stockholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary.

                           ARTICLE II

                       BOARD OF DIRECTORS

        Section 1.The Board of Directors shall consist of three members, at least a majority of whom shall be citizens of the United States, and shall be elected for a term of one year and shall hold office until their successors are elected and qualified. Directors need not be stockholders in the corporation.

        A majority of the Board of Directors shall constitute a quorum.



        Section 2.The stockholders at any meeting, by a vote of the holders of a majority of all the shares of capital stock at the time outstanding and having voting power, may remove any director and fill any vacancy. Vacancies arising among the directors, including a vacancy resulting from an increase by the board of directors in the number of directors, so long as the increase so created is not more than two, may be filled by the remaining directors, though less than a quorum of the board, unless sooner filled by the stockholders. Vacancies filled by the directors may be subject to such rules, regulations and criteria as the board may from time to time prescribe.

        Section 3.The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these By-Laws directed or required to be exercised and done by the stockholders.

                     MEETINGS OF THE BOARD

        Section 4.There shall be a meeting of the Board of Directors for organization as soon as practicable after the election of the members thereof.

        Meetings of the Board of Directors may be called at any time and place by the Secretary or Assistant Secretary, by the direction of the President, or at the request of any two members of the Board. Any meeting of the Board of Directors may be held without notice if the Directors not present at such meeting waive notice thereof, which waiver may be given at any time either before or after the meeting; and any meeting may be adjourned by the Directors present to any other time or place.

        Section 5.Any action which may be taken at a meeting of the Board may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the Directors and shall be filed with the Secretary.

        Section 6.Any action required to be taken at a meeting of the Board may be taken by means of a conference telephone or similar communications equipment whereby all persons par ticipating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting. When such meeting is conducted, a written record shall be made of the action taken at such meeting.

                          ARTICLE III

                            OFFICERS

        Section 1.At the first meeting of the Board of Directors held after the annual meeting of the stockholders, the Board of Directors shall elect officers of the corporation as follows: a President, a Secretary, and a Treasurer, and may elect one or more Vice-Presidents, any of whom may be designated as an Executive Vice-President, a Senior Vice-President or a Vice-President with a functional title. Any two or more offices may be held by the same person, except the offices of President and Secretary.

        Section 2.The Board of Directors, or the President, with the approval of the
Board, may appoint such additional subordinate officers as they may deem necessary for the efficient conduct of the affairs of the corporation.

        Section 3.The officers of the corporation shall hold office until their successors are chosen and qualify in their stead, but the President shall have the power to suspend any officer at any time.



        Section 4.The powers, duties, and responsibilities of officers and employees of the corporation not prescribed in these By-Laws shall be defined in rules and regulations, which may be adopted and from time to time added to, modified, or repealed by the President, with the approval of the Board of Directors.

                         THE PRESIDENT

        Section 5.The President shall have general charge, control and supervision of all the business and operations of the corporation and shall see that all orders and resolutions of the Board are carried into effect.

        The Board of Directors shall designate an appropriate person the duty of acting for the President in his absence or inability to act.

                      THE VICE-PRESIDENTS

        Section 6.The duties, powers, and responsibilities of the Vice-Presidents shall be fixed by the President with the approval of the Board of Directors. The Board of Directors shall from time to time assign to any Vice-President the duty of acting for the President in case of his absence or inability to act, or in such case to perform such duties as from time to time may be as signed to him.

                         THE SECRETARY

        Section 7.The Secretary shall attend all meetings of the stockholders and the Board of Directors, and record their proceedings, unless a temporary Secretary be appointed. He shall give due notice of any meetings of the stockholders and directors. He shall keep a register of all certificates of stock that are issued. He shall be custodian of the seal of the corporation and of all records, contracts, leases, and other papers and documents of the corporation, unless otherwise directed by the Board of Directors; and he shall perform such additional duties as may be assigned to him by the Board of Directors or by the President.

THE TREASURER

        Section 8.The Treasurer shall receive, keep, and disburse all monies belonging or coming to the corporation, shall keep regular, true, and full accounts of all receipts and disburse ments and make detailed reports of the same to the Board of Directors whenever required. He shall also perform such additional duties in connection with the administration of the financial affairs of the corporation as the Board of Directors or the President or the Vice-President in charge of finance shall assign to him.

                           ARTICLE IV

                          DEPOSITARIES

        The money of the corporation shall be kept in such bank or banks as the Board of Directors shall from time to time direct or approve. All checks and other instruments for the disburse ment of funds shall be executed manually or by facsimile by such officers or agents of the corporation as may be authorized by the Board of Directors.


                           ARTICLE V

                  SHARES OF STOCK AND THEIR TRANSFER

        Section 1.Certificates for shares of stock which have been fully paid shall be issued on demand to any person entitled thereto, under the corporate seal, and signed by the President or a Vice-President and by the Secretary or an Assistant Secretary.

        Transfers of stock shall be made only on the books of the corporation in person or proxy upon surrender to the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer.

                           ARTICLE VI

                              SEAL

        Section 1.The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Pennsylvania." Said seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or in any manner reproduced.

        Section 2.All bonds, deeds, and other instruments requiring the corporate seal of the corporation shall be signed by the President or a Vice-President, or by such other officer or person as the Board of Directors may from time to time designate for the purpose, and the seal of the corporation shall be affixed thereto and attested by the Secretary or an Assistant Secretary.

                          ARTICLE VII

                          FISCAL YEAR

        The fiscal year of the corporation shall begin immediately after midnight on the last Friday of December, and shall end at midnight on the last Friday of December of each calendar year.

                          ARTICLE VIII

                           AMENDMENTS

        These By-Laws may be altered, amended, or repealed and new By-Laws adopted at any meeting of the Board of Directors, by a majority vote of the whole Board, or at any meeting of the stockholders.